CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS

Palatine, IL, November 2, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced a net loss of $2.5 million or $0.01 per share for the quarter ended September 30, 2007 compared to a net loss of $3.1 million or $0.01 per share for the same period in 2006. Included in the 2007 and 2006 quarterly results are non cash compensation expenses of $0.2 million and $0.9 million, respectively, relating to the Company’s issued and outstanding stock options and restricted stock units. Additionally, the 2007 three month results include non-cash expenses of $0.8 million for losses on common stock warrants and amortization of debt discount relating to the Company's bridge loans.

For the nine months ended September 30, 2007 the Company had a net loss of $13.8 million or $0.04 per share compared to a net loss of $9.9 million or $0.03 per share in 2006. Included in the 2007 and 2006 nine month results are a non cash compensation expense of $0.9 million and $5.0 million, respectively, primarily relating to the Company’s issued and outstanding stock options and restricted stock units. Additionally, the 2007 nine month results include non-cash expenses of $8.1 million for losses on common stock warrants and fair value changes in conversion features, and amortization of debt discount relating to the Company's bridge loans.

The Company’s consolidated balance sheets and statements of operations appear below. Detailed financial statements are included in the Company’s Form 10-Q filed today with the Securities and Exchange Commission.

Subsequent Events

On October 30, 2007, the Company and King Pharmaceuticals Research and Development, Inc., a subsidiary of King Pharmaceuticals, Inc., entered into a License, Development and Commercialization Agreement (the "Agreement") for the United States, Canada, and Mexico (the “Territory”) encompassing a potentially wide range of opioid analgesic products utilizing Acura’s patented Aversion® (abuse-deterrent) Technology platform. The Agreement provides King with an exclusive license in the Territory for ACUROX™ Tablets (formerly OxyADF) and another undisclosed opioid product utilizing Acura's Aversion® Technology. In addition, the Agreement provides King with an option to license in the Territory all future opioid analgesic products developed utilizing Acura's Aversion® Technology. The closing of the Agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act. Upon the closing of the Agreement, the Company will pay off its $5 million secured term note. Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 2, 2007 for a further description of the Agreement.

On October 31, 2007 the Company announced it will effect a 1 for 10 reverse stock split of the Company’s common stock. The reverse stock split is expected to take effect on or about December 5, 2007, subject to compliance with OTC Bulletin Board requirements. Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 31, 2007 for a further description of the reverse stock split.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to successfully close the transaction executed with King Pharmaceuticals Research and Development Inc. on October 30, 2007, and enter into additional contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) September 30, 2007	(Audited) December 31, 2006
Current Assets	$13,507	$467
Property, Plant and Equipment, net	1,090	1,145
Other Assets	7	7
Total Assets	$14,604	$1,619

Accrued Expenses	412	328
Deferred Interest Payable	145	-
Stock Warrants	-	10,784
Debt, net	5,005	28,787
Stockholders' Equity (Deficit)	9,042	(38,280)
Total Liabilities and Stockholders' Equity	$14,604	$1,619

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) Nine Months Ended September 30,		(Unaudited) Three Months Ended September 30,
	2007	2006	2007	2006
Operating Costs
Research and Development	$2,775	$4,174	$827	$1,630
Marketing, General and Administrative	1,959	4,754	593	1,031
Loss from Operations	(4,734)	(8,928)	(1,420)	(2,661)

Other (Expense) Income
Interest Expense	(1,113)	(800)	(294)	(305)
Interest Income	80	14	70	4
Amortization of Debt Discount	(2,700)	-	(598)	-
Loss on Fair Value Change of Conversion Features	(3,483)	-	(236)	-
Loss on Fair Value Change of Common Stock Warrants	(1904)	-	-	-
Gain (Loss) on Asset Disposals	22	(10)	2	7
Other Expense	(2)	(142)	-	(142)
Total Other Expense	(9,100)	(938)	(1,056)	(436)

Net Loss	$(13,834)	$(9,866)	$(2,476)	$(3,097)

Basic and Diluted Loss Per Common Share Allocable to Common Stockholders	$(0.04)	$(0.03)	$(0.01)	$(0.01)

Weighted Average Shares Used in Computing Basic and Diluted Loss Per Share Allocable to Common Stockholders	369,982	342,039	401,553	346,354